EXHIBIT 99.1


                 TALON INTERNATIONAL TO INITIATE TRADING ON THE
                     OTC BULLETIN BOARD UNDER SYMBOL "TALN"

December 27, 2007

The common stock of Talon International, Inc. (AMEX: TLN) (OTCBB: TALN) (formerly Tag-It Pacific, Inc.), a leading global supplier of zippers, apparel fasteners, trim and interlining products, expects to begin trading on the Over the Counter Bulletin Board (OTCBB) under the symbol "TALN" starting December 28, 2007.

About OTC Bulletin Board

Operated by the National Association of Security Dealers (NASD), the OTC Bulletin Board (OTCBB) is a regulated quotation system that displays real-time quotes, last-sale prices, and volume information in over-the-counter (OTC) equity securities. An OTC equity security generally is any equity that is not listed or traded on Nasdaq or a national securities exchange. OTCBB securities include national, regional, and foreign equity issues, warrants, units, American Depositary Receipts (ADRs), and Direct Participation Programs (DPPs). For more information, go to www.otcbb.com.

About Talon International, Inc.

Talon International, Inc. is a global supplier of apparel fasteners, trim and interlining products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers. Talon manufactures and distributes zippers and other fasteners under its Talon(R) brand, known as the original American zipper invented in 1893. Talon also designs, manufactures, engineers, and distributes apparel trim products and specialty waist-bands under its trademark names, Talon, Tag-It and TekFit, to more than 60 apparel brands and manufacturers including Levi Strauss & Co., Juicy Couture, Ralph Lauren, Victoria's Secret, Target Stores, Wal-Mart, and Express. The company has offices and facilities in the United States, Hong Kong, China, India and the Dominican Republic and is expanding into Eastern Europe, Indonesia and Vietnam. For more information, go to www.talonzipper.com.

Forward-Looking Statements

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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Company Contact

Talon International, Inc.
Rayna Long
Tel (818) 444-4128
EMAIL CONTACT

Investor Relations
Scott Liolios or Scott Kitcher
Liolios Group, Inc.
Tel (949) 574-3860


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